EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GURUNET CORPORATION

First: The name of the corporation (which is hereinafter referred to as the “Corporation”) is: GuruNet Corporation

Second: The Corporation wishes to amend its Amended and Restated Certificate of Incorporation so as to change the name of the Corporation.

Third: To accomplish the amendment referred to in Paragraph Second above, Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows: “The name of the corporation is Answers Corporation.”

Fourth: This Amendment shall be effective as of October 17, 2005.

Fifth: The foregoing Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, GURUNET CORPORATION has caused this Certificate of Amendment to be signed by its Chief Financial Officer, under penalties of perjury, this 14th day of October 2005.

/s/ Steven Steinberg
_________________________________
Steven Steinberg, Chief Financial Officer